SUBSIDIARIES OF CARLYLE INDUSTRIES, INC.


         SUBSIDIARY                                   STATE OF INCORPORATION
         ----------                                   ----------------------
         Blumenthal/Lansing Company                          Delaware
         Carlyle Manufacturing Company, Inc.                Connecticut
         Westwater Industries, Inc.                          Delaware

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